Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the Registration Statement on Form N-4 (No. 333-83516) (the “Registration Statement”) of our report dated April 28, 2021 relating to the financial statements of Delaware Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our reports dated April 28, 2021 relating to the financial statements of each of the subaccounts of Delaware Life Variable Account F indicated in our reports. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

April 29, 2021